                                  EXHIBIT 99.2

                                 [PRESS RELEASE]

                        [LETTERHEAD OF GEMSTAR TV GUIDE]


FOR IMMEDIATE RELEASE
SEPTEMBER 26, 2002

                  Gemstar-TV Guide International, Inc. Releases
 Preliminary Financial and Other Information For the Quarter Ended June 30, 2002

PASADENA, CALIFORNIA - Gemstar-TV Guide International, Inc. [NASDAQ: "GMSTE"] ("Gemstar-TV Guide" or the "Company") today announced certain preliminary financial information ("Preliminary Results") pertaining to its results of operations for the quarter ended June 30, 2002. The Preliminary Results are subject to revision when the Company's independent auditor finalizes its Statement on Auditing Standard No. 71 ("SAS 71") review, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001 as described below and more fully in a Form 8-K filed by the Company today. The Company is planning to file a Form 10-Q for the quarter ended June 30, 2002 when its independent auditor finalizes its SAS 71 review. When the Company does file its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there is no assurance that results may not differ substantially from those contained in this report of Preliminary Results.

Important Notes

As previously announced, the Company received a notification from the Nasdaq Stock Market, Inc. that its securities are subject to delisting from the Nasdaq National Market because the Company did not file its Form 10-Q for the quarter ended June 30, 2002 on or before August 14, 2002 for reasons described below. On August 23, 2002, the Company requested a hearing before a Nasdaq Listing Qualification Panel on the question of delisting. This hearing will be held on September 26, 2002. The events surrounding the delisting question are as follows:

     . On August 14, 2002, the Company announced that its audit committee had been conducting a review of the Company's revenue recognition policies with respect to the Technology and Licensing sector and the Interactive Platform sector, and that pursuant to its recommendations, the Company intended to restate its financial statements for the year ended December 31, 2001 to reverse the recognition of approximately $20 million of revenues and $20 million of associated amortization expense relating to a non-monetary transaction of a subsidiary of TV Guide, Inc.

     . Also on August 14, 2002, the Company's independent auditor, KPMG, which was provided with the same information upon which the audit committee based its recommendation, informed the Company that it did not believe such information supported a change in the accounting treatment for this transaction. KPMG subsequently informed the Company that until the audit committee completed its investigation and reached a final conclusion and the restatement issue was resolved, it would not be able to finalize its SAS 71 review procedures, which would be required by Rule 10-01(d) of Regulation S-X for the Company to file a complete Quarterly Report on Form 10-Q. Due to the disagreement between the Company and KPMG, the Company is in the process of requesting guidance from the Office of the Chief Accountant of the Securities and Exchange Commission on the issue.

     . The audit committee completed its review in September 2002 and did not recommend that any further changes to the Company's financial statements be made other than the reclassification of $2.7 million of advertising revenues from the Interactive Platform sector to the Media and Services sector as part of its proposed restatement of the 2001 financial statements.

     . While the Company attempts to resolve these issues, it is releasing the Preliminary Results, accompanied by the filing of a Form 8-K with an exhibit that incorporates certain preliminary condensed financial statements and other information relating to the Company's operations during the quarter ended June 30, 2002. The Form 8-K filing does not contain all of the same information as a Form 10-Q filing.

As the ultimate resolution of this issue is uncertain, no amounts have been restated in this Preliminary Results for any periods presented.

Highlights of Recent Developments

     . As previously announced, the Company has received adverse judicial and administrative rulings in certain proceedings before the United States International Trade Commission ("ITC") and the United States District Court for the Western District of North Carolina. As a result of these rulings, the Company decided to: (1) suspend recognition of revenues related to the expired license agreement with Scientific-Atlanta, (2) fully reserve the outstanding receivable from Scientific-Atlanta in the aggregate amount of $113.5 million, and (3) write-down an amount of $44.4 million in certain capitalized patent litigation costs. Notwithstanding, the Company intends to continue to vigorously pursue these and other patent related claims. These items impact the financial results for the quarter ended June 30, 2002.

     . Due to the adverse ruling in the ITC proceeding and the sustained decline in the Company's market capitalization, the Company performed an impairment analysis on the carrying value of its intangible assets under Statement of Financial Accounting Standards ("SFAS") No. 142 and
          144. As a result of such analysis, which was conducted with the assistance of a third party valuation expert, the Company recorded interim impairment charges of $46.8 million against goodwill and trademarks and $1.2 billion against finite-lived intangible assets. This amount is in addition to the transitional impairment charge of $5.3 billion (net of tax benefit) recorded as a change in accounting principle as of January 1, 2002.

     . On August 14, 2002, the Company announced that its CEO, CFO and its 43% shareholder, News Corporation, have submitted a joint proposal to the Company's Board of Directors to restructure the Company's management and to settle disputes among the parties. A special committee of the Board of Directors, which has been formed to review this proposal, has not reached a conclusion to present to the Board of Directors at this time and there can be no assurance the proposal will be accepted.

     . On September 3, 2002, the Company announced that IPSOS-ASI, a leading media research company, has concluded an extensive study commissioned by the Company on the effectiveness of IPG advertising with the positive conclusion that advertising on the Company's IPG platform is as effective as an average full-page, four-color magazine advertisement or a full-motion-video commercial campaign delivering up to 400 Total Rating Points on network television.

     .    On September 5, 2002, the Company announced that it has appointed John
          P. Loughlin as President of its TV Guide publishing group to oversee the TV Guide(R) Magazine and TV Guide OnlineSM, among other publishing properties. Prior to joining the Company, Mr. Loughlin had been executive vice president of Primedia, and president and chief executive of its consumer media and publishing group, overseeing a portfolio of more than 150 titles and websites.

     . The Company continues the expansion activities of its IPG business in the Japanese market, including the continuous launch of new consumer electronics models by Matsushita (Panasonic) containing the Company's G-Guide(TM) IPG.

Second Quarter 2002 Financial Highlights

     . Net cash provided by operating activities was $61.3 million in this quarter, compared to $47.3 million in the same quarter last year, an increase of 30%;

     . Positive cash, cash equivalents and marketable securities in excess of debt was $128.0 million at quarter end, with cash, cash equivalents and marketable securities of $430.2 million, and total debt of $302.2 million; and

     . The disposition of the magazine distribution business required one-time costs of approximately $3.3 million and resulted in significant reductions in credit risk.

Consolidated Results

For the quarter ended June 30, 2002, consolidated EBITDA was $(54.2) million, or $(.13) per diluted share, on consolidated revenues of $271.7 million, compared to consolidated EBITDA of $108.0 million, or $0.26 per diluted share, on consolidated revenues of $320.5 million for the same quarter in the prior year, without giving effect to any proposed restatement. The primary reason for the decrease in EBITDA was the decision by the Company to suspend the recognition of revenues from Scientific-Atlanta and to record a full reserve of $113.5 million against outstanding receivables from Scientific-Atlanta, which had a total effect of $135.3 million on the EBITDA comparison. Additionally, a $23.8 million decrease in the EBITDA between the periods is due to the declining performance of the TV Guide magazine group including the $3.3 million associated with the disposition of the magazine distribution business.

For the quarter ended June 30, 2002, the Company recognized an impairment loss of $1,259.1 million, mostly relating to the write down of a long-lived asset associated with the acquisition of TV Guide, Inc. to fair value, contributing to a loss of $(953.8) million, or $(2.32) per diluted share. For the same quarter in the prior year, the Company reported a net loss of $(134.8) million, or $(0.33) per diluted share, without giving effect to any proposed restatement.

Results by Sector

Technology and Licensing Sector

For the quarter ended June 30, 2002, revenues for the Technology and Licensing sector were $51.4 million, and EBITDA was $(83.6) million. Compared to the results for the same quarter in 2001, revenues decreased by 24%. The decrease in revenues and EBITDA is primarily attributable to the Company's decision to suspend recognition of licensing revenues from Scientific-Atlanta and to fully reserve against outstanding receivables from Scientific-Atlanta, and to a lesser extent, a decrease in revenues from set-top box manufacturers, offset in part by increases in recurring revenues from cable MSOs. The Company continues to transition from a business model reliant upon one-time revenues from set-top boxes manufacturers to one focused on recurring revenues from video service providers.

Interactive Platform Sector

For the quarter ended June 30, 2002, revenues for the Interactive Platform sector were $22.4 million, and operating expenses, including provision for bad debts, were $19.6 million. Compared to the results for the same quarter in the prior year, revenues increased by 9% while expenses decreased 6%, without giving effect to any proposed restatement. The increase in revenues for the quarter was primarily attributed to increased e-commerce and interactive wagering activities, offset primarily by a decrease in advertising revenues on tvguide.com. IPG advertising revenues declined $1.2 million due to non-cash advertising dollars included in the prior quarter of $4 million. Revenues from general advertising sales increased 145%, and cash revenues from contractual commitments remained relatively unchanged. There were no non-cash advertising revenues recognized in this quarter. EBITDA for the quarter was $2.8 million, the third consecutive EBITDA positive quarter for this sector, compared with a loss of $(455,000) in the second quarter of 2001, without giving effect to any proposed restatement.

The IPG continues to face challenges in the Company's attempt to establish it as a new advertising medium due to the general weakness in the advertising market and the lack of industry-accepted buying practices and effectiveness metrics. The Company has recently published strong positive research results indicating that the IPG as an advertising platform is as effective as accepted conventional advertising platforms such as print and television. The Company is also working with Nielsen to develop usage and measurement metrics. However, despite this progress and continuing growth of general advertising sales on the IPG, until the advertising market further improves and buying practices and effectiveness metrics have been established, the growth may not offset the potential decrease in contracted commitments, as some of these contracts expire or are depleted. For this reason, the Company is reviewing its target for 2002 in this sector.

Media and Services Sector

For the quarter ended June 30, 2002, revenues in the Media and Services sector were $197.8 million, and EBITDA was $26.7 million. Compared to the results in 2001, revenues decreased $34.6 million and EBITDA decreased $36.2 million. The decline in revenues and EBITDA was primarily related to TV Guide Magazine and Superstar/Netlink, the Company's C-Band satellite business. As noted above, this quarter's EBITDA includes one-time costs of $3.3 million associated with the Company's exit from the magazine distribution business.

TV Guide Magazine continued to suffer from reduced newsstand sales and a weak advertising market during the quarter. Revenues decreased to $101.3 million for the quarter ended June 30, 2002 from $121.1 million in the same quarter last year. Also during the quarter, the Company exited the magazine distribution business, which resulted in various one-time charges totaling roughly $3.3 million resulting in reduced credit risk. TV Guide Magazine remains a widely recognized guidance product and continued to generate significant cash flow.

TV Guide Channel grew its revenues 7% to $24.8 million for the quarter compared to $23.1 million for the same quarter last year. Subscriber penetration remained relatively unchanged from the prior year's quarter at approximately 50 million subscribers.

Superstar/Netlink (SNG) revenue declined $18.5 million from the prior year's quarter to $56.9 million. The C-band direct to home satellite business continues to decline due to the newer generation satellite systems and the increased penetration of cable systems. At the end of the quarter, SNG provided service to approximately 436,000 subscribers, a decrease of 21% from December 31, 2001. Despite the declines in revenues and subscribers, the business unit had a negligible impact on its EBITDA contribution due to the corresponding reduction in programming and other expenses. It also continued to generate significant cash flow.

Other Financial Comments

The Company's balance sheet remains strong. Cash, cash equivalents and current marketable securities were $430.2 million at the end of the quarter. Outstanding debt and capital lease obligations--both short-term and long-term--aggregated $302.2 million at the end of the quarter.

In April 2002, the Company's Board of Directors authorized an extension of its authorization granted in September of 2001 for the Company to repurchase outstanding shares of its common stock up to an aggregate amount of $300 million. During the period subsequent to the date the extension was authorized through the end of the quarter, the Company repurchased 6.9 million of its shares for an aggregate price of $63.4 million. The extension expired on September 18, 2002 with no additional share repurchases.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading global technology and media company focused on consumer entertainment. The Company has three major business sectors: the Technology and Licensing sector, which is responsible for developing, licensing and protecting the Company's intellectual property and technology; the Company's technology includes the VCR Plus+(R) system, interactive program guide ("IPG") products and services marketed under the GUIDE Plus+(R) and TV Guide Interactive(SM) brands and the electronic book ("Gemstar eBook(TM)"); the Interactive Platform sector, which derives recurring income from advertising, interactive services, content sales and e-commerce on the Company's proprietary platforms, including IPG, tvguide.com, eBook, and skymall.com; and the Media and Services sector, which operates the TV Guide(R) magazines, TV Guide Channel(SM), TVG Network(SM), and other television media properties, provides programming and data services, sells merchandise through the SkyMall(TM) catalog and operates a media sales group that services all of the Company's media properties.

The IPG products are integrated into various devices, including televisions, VCRs and set-top boxes (cable, satellite, telco, Internet) and can display a multi-day television program guide on the television screen from which the consumer can view, select, tune to or record programs. The Gemstar eBook is a reading device that can store tens of thousand of pages, and permits a user to purchase and receive instant delivery of any book, magazine or newspaper over a standard telephone line.

The Company's media properties reach over 100 million U.S. homes, and its products and services are available in over 60 countries worldwide.

The Company's services, technology and intellectual property are licensed to major technology, media and communication companies in the consumer electronics, Internet, personal computer, satellite, cable television and telco industries. Licensees and customers include AOL Time Warner, AT&T, Cablevision, Charter, Comcast, Matsushita, Microsoft, Mitsubishi, Motorola, Philips, Shaw, Sony, Thomson Multimedia, Zenith and others. The

Company has more than 210 issued U.S. patents in the general area of audio-visual technologies with over 5,300 claims, over 400 issued foreign patents, and continues to actively pursue a worldwide intellectual property program and currently has roughly 350 U.S. and 1,300 foreign patent applications pending.

Except for historical information contained here, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties. Actual results may differ from our current expectations. These forward looking statements include our belief that moving from a one time fee charged to manufacturers employing our technology in their equipment to a recurring revenue model charging a sub fee to licensed MSOs will be a better business model; our belief that the advertising market has stabilized and will improve; the timely availability and acceptance of new products; the impact of competitive products and pricing; the management of growth; and the other risks detailed from time to time in the company's SEC reports, including the most recent reports on Form 10-K, 8-K, and 10-Q, each as it may be amended from time to time.

Note to Editors: Gemstar, TV Guide, Gemstar eBook, GUIDE Plus+, TV Guide Interactive, VCR Plus+, PlusCode, TVG Network, SkyMall and skymall.com are trademarks of Gemstar-TV Guide International, Inc. Other product names used herein are for identification purposes only and may be trademarks of their respective companies.

Contact Information:

Analysts:
Michael Benevento                   626/792-5700

News Media:
Lauren Snyder                       212/852-7585

                      GEMSTAR-TV GUIDE INTERNATIONAL, INC.
          PRELIMINARY OPERATING RESULTS BY BUSINESS SECTOR - UNAUDITED
                      (In thousands, except per share data)

                                                    Three Months Ended               Six Months Ended
                                                         June 30,                        June 30,
                                                         --------                        --------
                                                   2002             2001           2002            2001
                                                   ----             ----           ----            ----
Technology and Licensing Sector
     Revenues (4) ...........................    $  51,429       $  67,584       $ 113,215      $ 139,598
     Operating expenses (1)(3)(4) ...........       16,020          21,789          28,406         37,395
     Provision for bad debts (5) ............      119,027             221         118,269            380
                                                 ---------       ---------       ---------      ---------
     EBITDA (2) .............................    $ (83,618)      $  45,574       $ (33,460)     $ 101,823
                                                 =========       =========       =========      =========
Interactive Platform Sector
     Revenues (4) ...........................    $  22,418       $  20,484       $  44,426      $  35,182
     Operating expenses (1)(3)(4) ...........       19,422          20,867          39,812         41,607
     Provision for bad debts ................          209              72             118            329
                                                 ---------       ---------       ---------      ---------
     EBITDA (2) .............................    $   2,787       $    (455)      $   4,496      $  (6,754)
                                                 =========       =========       =========      =========
Media and Services Sector
     Revenues (3)(4) ........................    $ 197,812       $ 232,430       $ 410,605      $ 487,917
     Operating expenses (1)(3)(4) ...........      169,391         167,561         330,993        351,980
     Provision for bad debts ................        1,749           2,008           2,714          3,052
                                                 ---------       ---------       ---------      ---------
     EBITDA (2) .............................    $  26,672       $  62,861       $  76,898      $ 132,885
                                                 =========       =========       =========      =========

Consolidated
     Revenues (3)(4) ........................    $ 271,659       $ 320,498       $ 568,246      $ 662,697
     Operating expenses (1)(3)(4) ...........      204,833         210,217         399,211        430,982
     Provision for bad debts (5) ............      120,985           2,301         121,101          3,761
                                                 ---------       ---------       ---------      ---------
     EBITDA (2) .............................    $ (54,159)      $ 107,980       $  47,934      $ 227,954
                                                 =========       =========       =========      =========

-------------
 (1) Operating expenses means operating expenses excluding provision for bad debts, stock compensation expense, depreciation and amortization, write-down and impairment charges.
 (2) EBITDA means operating income before non-cash stock compensation expense, depreciation and amortization, write-down and impairment charges. Commencing January 1, 2002, goodwill and certain other intangible assets are no longer subject to amortization. However, other intangible assets acquired in transactions accounted for as purchases are still amortized and such amortization is significant. Accordingly, the Company's business sectors are measured based on EBITDA. EBITDA is presented supplementally as the Company believes it is a standard measure commonly reported and widely used by analysts, investors and others associated with its industry. However, EBITDA does not take into account substantial costs of doing business, such as income taxes, interest expense and depreciation and amortization. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States of America that are presented in the Preliminary Results included in this report. Additionally, the Company's calculation of EBITDA may be different than the calculation used by other companies and, therefore, comparabillity may be affected.
(3) Commencing January 1, 2002, the operating costs of the media sales group have been allocated to the various business units based on advertising revenue dollars earned. Prior period results, which included media sales group commissions reported as revenues by the Media and Services Sector have been reclassified to reflect such commission revenues as a reduction of expenses in the Media and Services Sector. Effective January 1, 2002, the Company revised its method of allocating corporate expenses to the business sectors concurrent with a reorganization of certain corporate functions. Had the new methodology been in effect in 2001, operating expenses for each of the sectors for the three and six-month periods ended June 30, 2001 would have increased (decreased) approximately as follows:
     Technology and Licensing Sector - $(1.4) million and $(2.2) million, respectively, Interactive Platform Sector - $(4.5) million and $(5.7) million, respectively, and Media and Services Sector - $5.9 million and $7.9 million, respectively.

 (NOTES CONTINUED ON NEXT PAGE)

--------------------------------------------------------------------------------

As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described more fully in a Form 8-K filed by the Company today. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

(4) The Company's financial statements are presented in accordance with the guidance provided by EITF No. 01-09. Where applicable, amounts presented in the prior period have been reclassified to conform with the income statement classifications for the current period. Such reclassifications resulted in decreases in revenues for the three and six-month periods ended June 30, 2001 as follows: Technology and Licensing Sector - $12.7 million and $22.0 million, respectively, and Media and Services Sector - $1.0 million and $2.0 million, respectively, and decreases in expenses for the three and six-month periods ended June 30, 2001 as follows: Technology and Licensing Sector - $5.1 million and $10.6 million, respectively, Interactive Platform Sector - $7.6 million and $11.4 million, respectively, and Media and Services Sector - $1.0 million and $2.0 million, respectively, resulting in a total reduction of $13.7 million and $24.0 million in both consolidated revenues and expenses for the three and six-month periods ended June 30, 2001.
(5) Provision for bad debts for the three and six months ended June 30, 2002 includes establishing a reserve equal to the full amount of the outstanding receivable balance of $113.5 million from Scientific-Atlanta.


-------------------------------------------------------------------------------

As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described more fully in a Form 8-K filed by the Company today. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TV GUIDE INTERNATIONAL, INC.
                              PRELIMINARY CONDENSED
                CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
                      (In thousands, except per share data)

                                                                              Three Months Ended             Six Months Ended
                                                                                   June 30,                      June 30,
                                                                                   --------                      --------
                                                                             2002             2001         2002             2001
                                                                             ----             ----         ----             ----
Revenues .............................................................   $   271,659       $ 320,498    $    568,246     $ 662,697
Operating expenses:
    Operating expenses before provision for bad debts,
        stock compensation, depreciation and amortization,
        write-down and impairment charges ............................       204,833         210,217         399,211       430,982
    Provision for bad debts ..........................................       120,985           2,301         121,101         3,761
                                                                         -----------       ---------    ------------     ---------
Operating expenses, excluding stock compensation,
    depreciation and amortization, write-down and impairment charges         325,818         212,518         520,312       434,743
    Stock compensation ...............................................         1,369           8,012          18,294        17,157
    Depreciation and amortization ....................................       120,688         240,295         237,050       478,863
    Write-down of capitalized patent litigation costs ................        44,424              --          44,424            --
    Impairment of intangible assets ..................................     1,259,147              --       1,259,147            --
                                                                         -----------       ---------    ------------     ---------
                                                                           1,751,446         460,825       2,079,227       930,763
                                                                         -----------       ---------    ------------     ---------
Operating loss .......................................................    (1,479,787)       (140,327)     (1,510,981)     (268,066)
Interest expense .....................................................        (2,897)         (7,551)         (5,521)      (19,102)
Other (expense) income, net ..........................................       (18,242)           (820)        (21,920)        1,054
                                                                         -----------       ---------    ------------     ---------
Loss before income taxes, extraordinary loss on debt
    extinguishment and cumulative effect of an accounting
    change ...........................................................    (1,500,926)       (148,698)     (1,538,422)     (286,114)
Income tax benefit ...................................................      (547,134)        (16,041)       (564,416)      (30,217)
                                                                         -----------       ---------    ------------     ---------
Loss before extraordinary loss on debt extinguishment and
    cumulative effect of an accounting change ........................      (953,792)       (132,657)       (974,006)     (255,897)
Extraordinary loss on debt extinguishment, net of tax ................            --          (2,100)             --        (2,100)
Cumulative effect of an accounting change, net of tax ................            --              --      (5,303,281)           --
                                                                         -----------       ---------    ------------     ---------
Net loss .............................................................   $  (953,792)      $(134,757)   $ (6,277,287)    $(257,997)
                                                                         ===========       =========    ============     =========

Basic and diluted loss per share:
    Loss before extraordinary loss on debt extinguishment
        and cumulative effect of an accounting change ................   $     (2.32)      $   (0.32)   $      (2.36)    $   (0.62)
    Extraordinary loss on debt extinguishment, net of tax ............            --           (0.01)             --         (0.01)
    Cumulative effect of an accounting change, net of tax ............            --              --          (12.84)           --
                                                                         -----------       ---------    ------------     ---------
     Net loss ........................................................   $     (2.32)      $   (0.33)   $     (15.20)    $   (0.63)
                                                                         ===========       =========    ============     =========

Weighted average shares outstanding ..................................       411,348         411,461         413,067       411,329
Weighted average shares outstanding, assuming dilution ...............       411,348         411,461         413,067       411,329


--------------------------------------------------------------------------------

As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described more fully in a Form 8-K filed by the Company today. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TV GUIDE INTERNATIONAL, INC.
          PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
                      (In thousands, except per share data)


                                                                                  June 30,     December 31,
                                                                                    2002           2001
                                                                                    ----           ----
                                  ASSETS
                                  ------
Current assets:
     Cash and cash equivalents ..............................................   $   400,973    $   349,250
     Marketable securities ..................................................        29,248         42,212
     Receivables, net .......................................................       158,929        392,717
     Deferred tax asset, net ................................................        23,402         14,957
     Other current assets ...................................................        31,404         38,391
                                                                                -----------    -----------
          Total current assets ..............................................       643,956        837,527
Property and equipment, net .................................................        74,431         87,950
Goodwill ....................................................................       345,646      5,485,807
Indefinite-lived intangible assets ..........................................       568,414        893,425
Finite-lived intangible assets, net .........................................       781,667      2,239,312
Marketable securities and other investments .................................        81,962        116,732
Other assets ................................................................        24,617         25,888
                                                                                -----------    -----------
                                                                                $ 2,520,693    $ 9,686,641
                                                                                ===========    ===========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
                   ------------------------------------

Current liabilities:
     Accounts payable and accrued expenses ..................................   $   222,838    $   285,642
     Current portion of long-term debt and capital lease obligation .........        77,273         62,201
     Current portion of deferred revenue ....................................       233,728        261,082
                                                                                -----------    -----------
          Total current liabilities .........................................       533,839        608,925
Deferred tax liability ......................................................       432,803      1,127,933
Long-term debt and capital lease obligation, less current portion ...........       224,964        271,029
Deferred revenue, less current portion ......................................        87,647        121,330
Other liabilities ...........................................................         5,618          6,286

Stockholders' equity:
     Preferred stock, par value $.01 per share. .............................            --             --
     Common stock, par value $.01 per share .................................         4,182          4,179
     Additional paid-in capital .............................................     8,363,205      8,360,289
     Accumulated deficit ....................................................    (7,049,166)      (771,879)
     Accumulated other comprehensive income, net of tax .....................        21,826         18,380
     Unearned compensation ..................................................        (5,959)       (24,988)
     Treasury stock, at cost ................................................       (98,266)       (34,843)
                                                                                -----------    -----------
          Total stockholders' equity ........................................     1,235,822      7,551,138
                                                                                -----------    -----------
                                                                                $ 2,520,693    $ 9,686,641
                                                                                ===========    ===========


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As of the date hereof, the Company has not filed its Quarterly Report on Form
10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described more fully in a Form 8-K filed by the Company today. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.